Exhibit 10.5

                              EMPLOYMENT AGREEMENT


                  This Agreement is to be effective, as of July 1, 1996, by and between OrthoLogic Corp., a Delaware corporation (the "Company"), and George A. Oram, Jr. ("Employee").

RECITALS:
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         A. The Company  wishes to employ  Employee,  and Employee  wishes to be employed by the Company.

         B. The parties wish to set forth in this Agreement the terms and conditions of such employment.

AGREEMENT:

         In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs Employee to serve in a managerial capacity and Employee accepts such employment and agrees to perform such reasonable responsibilities and duties as may be assigned to him from time to time by the Company's Board of Directors. Employee's title shall be President of the Company, with general responsibility for Company operations. Such title and duties may be changed from time to time by the Board of Directors (the "Board"). Initially, Employee will report to the Company's Chief Executive Officer, but on January 1, 1997 Employee will commence reporting directly to the Board. During the term of Employee's employment pursuant to this Agreement, the Company shall use its best efforts to maintain Employee as a member of the Board.

         2. Term. The term of this Agreement shall be for two years beginning on the effective date. Thereafter this Agreement may be renewed only by a written agreement signed by both parties.

         3. Compensation.

                  (a) Salary. From the effective date of this Agreement through to December 31, 1996, the Company shall pay Employee a minimum base annual salary, before deducting all applicable withholdings, of $200,000 per year, payable at the times and in the manner dictated by the Company's standard payroll policies. On January 1, 1997 the annual base salary will be increased to $250,000. Thereafter, the minimum base annual salary shall be reviewed annually by the Compensation Committee of the Board.
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                  (b) Bonus.  Employee  shall be eligible to participate in such bonus and incentive programs as determined from time to time by the Board. Any such bonuses shall be based upon the achievement of individual goals and Company performance. Beginning January 1, 1997, the Company shall implement a bonus plan providing a bonus of up to 50% of Employee's base salary for achievement of the Board-approved plan and up to 100% of Employee's base salary for achievement of specified Board approved goals exceeding such plan.

                  (c) Stock Options. On July 1,1996, the Company shall grant to Employee options to purchase 175,000 shares of the Company's common stock at the fair market value of such stock on the date of grant. Additionally, on July 1 of each of 1997, 1998 and 1999 so long as Employee is still employed by the Company on the applicable date, the Company shall grant to Employee options to purchase 50,000 shares of the Company's common stock at the then market price. After each such grant, so long as Employee is still employed by the Company on the date of each such partial vesting, the options in each grant shall vest monthly over 48 months, on a straight-line basis. Thus, 1/48th of each option grant shall vest on the first day of the first calendar month that is at least one month after the date of such grant, and on the first day of each calendar month thereafter, until all options in such grant have been vested. Once each option has vested, it shall be exercisable until the date 10 years after such option was granted.

         4. Fringe Benefits. In addition to the options for shares of the Company's common stock granted to Employee as part of this Agreement and any other employee benefit plans (including without limitation pension, savings and disability plans) generally available to employees, the Company shall include Employee in any group health insurance plan and, if eligible, any group retirement plan instituted by the Company. Employee shall be eligible for the grant of additional options as determined from time to time by the Board of Directors based upon Employee's performance hereunder. The manner of implementation of such benefits with respect to such items as procedures and amounts are discretionary with the Company but shall be commensurate with Employee's executive capacity. The Company agrees to maintain term life insurance during the term of this Agreement in an amount equal to two times Employee's base salary, as it may be adjusted from time to time, with the beneficiary to be designated by Employee.

         5. Vacation. Employee shall be entitled to vacation with pay in accordance with the Company's vacation policy as in effect from time to time. In addition, Employee shall be entitled to such holidays as the Company may approve.
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         6. Expenses.

                  (a) Reimbursement. In addition to the compensation and benefits provided above, the Company shall, upon receipt of appropriate documentation, reimburse Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses consistent with Company policies. Employee shall also be entitled to a automobile allowance of $450 per month.

                  (b) Moving. Employee shall be reimbursed for the direct relocation cost of moving his household effects, cars and family from New Jersey to the Phoenix Metropolitan Area. In addition, Employee will be reimbursed, up to a maximum of $15,000, for non-deductible costs related to the purchase of a new home in the Phoenix Metropolitan Area.

                  (c) Home Equity Loan. The Company will lend up to $200,000 to Employee, at prime rate, for the purchase of a new home in the Phoenix Metropolitan Area. Interest and principal on such loan shall be paid in full at the earlier to occur of the time of the sale of Employee's New Jersey home or the date three years after the funding of such loan.

         7. Termination.

                  (a) For Cause. The Company may terminate this Agreement for cause upon written notice to Employee stating the facts constituting such cause, provided that Employee shall have 30 days following such notice to cure any conduct or act, if curable, alleged to provide grounds for termination for cause hereunder. In the event of termination for cause, the Company shall be obligated to pay Employee only the minimum base salary due him through the date of termination. The written notice shall state the cause for termination. Cause shall include neglect of duties, willful failure to abide by instructions or policies from or set by the Board of Directors, commission of a felony or serious misdemeanor offense or pleading guilty or nolo contendere to same, Employee's breach of this Agreement or Employee's breach of any other material obligation to the Company.

                  (b) Without Cause. The Company may terminate this Agreement at any time, immediately and without cause, by giving written notice to Employee. If the Company terminates under this Section 7(b) during the first year of this Agreement, it shall continue to pay to Employee (at the time and in the manner dictated by the Company's standard payroll policies) the base salary in effect at the time of termination for a period equal to the greater of six months or the time remaining in the first year of this
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Agreement.  If the Company terminates Employee under this Section 7(b) after the first anniversary of this Agreement, it shall continue to pay to Employee his minimum base salary in effect at the time of termination for a period of one year following the date of termination, at the time and in the manner dictated by the Company's standard payroll policies.


                  (c) Disability. If during the term of this Agreement, Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of three consecutive months, or for 120 days during any nine-month period, the Company shall have the right to terminate this Agreement without further obligation hereunder except as otherwise provided in disability plans generally applicable to executive employees.

                  (d) Death. If Employee dies during the term of this Agreement, this Agreement shall terminate immediately, and Employee's legal representatives shall be entitled to receive the base salary due Employee through the last day of the calendar month in which his death shall have occurred and any other death benefits generally applicable to executive employees.

         8. Nondelegability of Employee's Rights and Company Assignment Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon mutual agreement of the parties, the Company upon reasonable notice to Employee may transfer Employee to an affiliate of the Company, which affiliate shall assume the obligations of the Company under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring the Company.

         9. Amendment. Except for documents regarding the grant of stock options and an Invention, Confidential Information and Non-Competition Agreement, this Agreement contains, and its terms constitute, the entire agreement of the parties and supersedes any prior agreements, and it may be amended only by a written document signed by both parties to this Agreement.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, exclusive of the conflict of law provisions thereof, and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona.
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         11.  Attorneys'  Fees.  If any party finds it necessary to employ legal counsel or to bring an action at law or other proceeding against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys' fees as well as court costs all as determined by the court and not a jury.

         12. Notices. All notices, demands, instructions, or requests relating to this Agreement shall be in writing and, except as otherwise provided herein, shall be deemed to have been given for all purposes (i) upon personal delivery,
(ii) one day after being sent, when sent by professional overnight courier service from and to locations within the Continental United States, (iii) five days after posting when sent by United States registered or certified mail, with return receipt requested and postage paid, or (iv) on the date of transmission when sent by facsimile with a hard-copy confirmation; if directed to the person or entity to which notice is to be given at his or its address set forth in this Agreement or at any other address such person or entity has designated by notice.

                 To the Company:           ORTHOLOGIC CORP.
                                           2850 South 36th Street, Suite 16
                                           Phoenix, AZ 85034
                                           Attention:  President

                 To Employee:              GEORGE A. ORAM, JR.
                                           324 Kelly Drive
                                           Neshanic Station, NJ  08853
                                           Fax:  908-369-0620

         13. Entire Agreement. This Agreement constitutes the final written expression of all of the agreements between the parties (except those relating to Employee's service as a director of the Company), and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

         14. Waiver. The waiver by either party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
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         15.  Invalidity of Any Provision.  The provisions of this Agreement are severable,  it being  the  intention  of the  parties  hereto  that  should  any
provisions   hereof  be   invalid   or   unenforceable,   such   invalidity   or
unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.

         16. Headings. Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.

         17. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         18. Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         This Agreement has been executed by the parties as of July 1, 1996.

                               ORTHOLOGIC CORP.
                               (the "Company")


                               By:      ___________________________________
                                        Allan M. Weinstein
                                        Chief Executive Officer


                               GEORGE A. ORAM, JR.


                               By: __________________________
                                        "EMPLOYEE"
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